UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2018

Tableau Software, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35925	47-0945740
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1621 North 34th Street Seattle, Washington		98103
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (206) 633-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 - Financial Information
Item 2.02 - Results of Operations and Financial Condition
On February 1, 2018, Tableau Software, Inc. ("Tableau") issued a press release announcing its financial results for the quarter and year ended December 31, 2017. A copy of the press release, entitled "Tableau Reports Q4 and Full Year 2017 Financial Results" is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.
The information in this current report on Form 8-K and the exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
CFO Transition
On January 29, 2018, Tom Walker, Chief Financial Officer of Tableau Software, Inc. (the "Company") informed the Board of Directors of Tableau Software, Inc. (the "Board") of his plans to permanently resign his current position and, after 13 years of service to Tableau, to take a six-month sabbatical beginning April 1, 2018. To effectuate this plan, the Board has appointed Damon Fletcher, currently Tableau's Senior Vice President, Finance, as Interim Chief Financial Officer, effective February 1, 2018. Until his sabbatical commences, Mr. Walker will work closely with Mr. Fletcher to ensure a smooth transition of duties and responsibilities. The Company will conduct a thorough search for a permanent Chief Financial Officer, including consideration of internal and external candidates.
Mr. Fletcher joined Tableau in January 2014 and currently serves as Senior Vice President, Finance, a role that he has held since July 2016. Mr. Fletcher previously served in several finance and accounting roles at Tableau, including as Vice President of Finance and as Vice President and Director of Technical Accounting. Prior to joining Tableau, Mr. Fletcher worked as a certified public accountant for 12 years with PricewaterhouseCoopers LLP, from September 2002 to January 2014.
There are no family relationships between Mr. Fletcher and any director or executive officer of the Company, and no transactions involving Mr. Fletcher that would require disclosure under Item 404(a) of Regulation S-K, other than as described herein. Mr. Fletcher will enter into an indemnification agreement for his service as an officer of the Company, consistent with the form of indemnity agreement entered by other officers of the Company, as previously disclosed by the Company.
Appointment of New Director
Effective January 30, 2018, the Board appointed Gerri Martin-Flickinger to serve as a Class I director of the Company until the Company's 2020 Annual Meeting of Stockholders and until her successor has been duly elected and qualified, or until her earlier death, resignation or removal.
In accordance with the Company's compensation program for non-employee directors, Ms. Martin-Flickinger is entitled to receive a $40,000 annual retainer for her service on the Board and may receive additional cash amounts for service on any committees of the Board. In connection with her election to the Board, pursuant to the Company's 2013 Equity Incentive Plan, as amended (the "2013 Plan"), Ms. Martin-Flickinger is entitled to receive restricted stock units covering a number of shares of the Company's Class A common stock equal to (x) $350,000 divided by (y) the 45-day trailing average closing sales price of the Company's Class A common stock, rounded up to the nearest whole share (the "Initial RSU"). The Initial RSU vests at the rate of 25% on the one-year anniversary of the date of grant and quarterly thereafter over the remaining three years, subject to her continued service to the Company, provided that upon a change in control, as defined in the 2013 Plan, vesting will accelerate in full.
There is no arrangement or understanding between Ms. Martin-Flickinger and any other person pursuant to which Ms. Martin-Flickinger was appointed as a director of the Company. There are no family relationships between Ms. Martin-Flickinger and any director or executive officer of the Company, and no transactions involving Ms. Martin-Flickinger that would require disclosure under Item 404(a) of Regulation S-K, other than as described herein.
Ms. Martin-Flickinger will enter into an indemnification agreement for her service as a director of the Company, consistent with the form of indemnity agreement entered into by other directors of the Company, as previously disclosed by the Company.
A copy of the press release issued in connection with Ms. Martin-Flickinger's appointment is furnished with this Form 8-K and attached hereto as Exhibit 99.2.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release entitled "Tableau Reports Q4 and Full Year 2017 Financial Results" dated February 1, 2018.
99.2	Press Release entitled "Tableau Appoints Gerri Martin-Flickinger, Starbucks CTO, to Board of Directors" dated February 1, 2018.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2018

Tableau Software, Inc.

/s/ Keenan M. Conder
Keenan M. Conder
Executive Vice President, General Counsel and Corporate Secretary